Exhibit 99.1

Callisto Pharmaceuticals, Inc. Notified by AMEX of Continued Listing Standards Non-Compliance

NEW YORK, Oct. 10, 2006/PRNewswire-FirstCall/—Callisto Pharmaceuticals, Inc. (Amex: KAL—News), a biopharmaceutical company primarily focused on the development of drugs to treat cancer, announced today reported that it received a letter from the American Stock Exchange (AMEX) stating that AMEX has determined that Callisto is not in compliance with certain continued listing standards including (i) Section 1003(a)(i) of the Company Guide with shareholders’ equity of less than $2,000,000 and losses from continuing operations and/or net losses in two of its last three most recent fiscal years and (ii) Section 1003(a)(iv) of the Company Guide in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such company will be able to continue operations and/or meet its obligations as they mature.

Callisto intends to submit a plan of compliance to the AMEX by November 2, 2006 advising AMEX of the action Callisto has taken, or will take, that would bring it into compliance with Section 1003(a)(iv) of the Company Guide by April 3, 2007 and with Section 1003(a)(i) of the Company Guide by April 3, 2008. If AMEX accepts the plan, Callisto may be able to continue its listing during the plan period of up to eighteen months, during which time Callisto will be subject to periodic review to determine whether it is making progress consistent with the plan. If AMEX does not accept Callisto’s plan or if Callisto does not make progress consistent with the plan during the plan period or if the Company is not in compliance with the continued listing standards at the end of the plan period, AMEX may then initiate delisting proceedings.

“Callisto has made significant progress with its clinical programs this year and we are committed to meeting the compliance requirements of the AMEX,” stated Gary S. Jacob, CEO, “we anticipate an important year ahead with our two drugs in the clinic—key milestones include the imminent start of the Phase II clinical trial of Atiprimod in advanced carcinoid patients, and the initiation of a Phase I/IIa trial of L-Annamycin in pediatric acute myelocytic leukemia patients in 2006.”

About Callisto Pharmaceuticals, Inc.

Callisto is a biopharmaceutical company focused on the development of new drugs to treat various forms of cancer and other serious afflictions. Callisto’s drug candidates in development currently include anti-cancer agents in clinical development, in addition to drugs for other significant health care markets, including ulcerative colitis. One of the Company’s lead drug candidates, Atiprimod, is in development to treat advanced carcinoid cancer and relapsed multiple myeloma, a blood cancer. Atiprimod is presently in Phase I/IIa human clinical trials in relapsed multiple myeloma patients, and advanced cancer patients, respectively. A second drug candidate, L-Annamycin, is being developed as a treatment for forms of relapsed acute leukemia, a currently incurable blood cancer. Callisto initiated a clinical trial of L-Annamycin in adult relapsed acute lymphocytic leukemia patients in 4Q 2005. L-Annamycin, is from the anthracycline family of proven anti-cancer drugs, has a novel therapeutic profile, including activity against resistant diseases and significantly reduced cardiotoxicity, or damage to the heart, compared to currently available drug alternatives. Callisto also has drugs in preclinical development for gastro-intestinal inflammation, and cancer. Callisto has exclusive worldwide licenses from AnorMED Inc. and M.D. Anderson Cancer Center to develop, manufacture, use and sell Atiprimod and L-Annamycin, respectively. Callisto is also listed on the Frankfurt Stock Exchange under the ticker symbol CA4, more information at http://www.callistopharma.com.

Forward-Looking Statements

Certain statements made in this press release are forward-looking. Such statements are indicated by words such as “expect,” “should,” “anticipate” and similar words indicating uncertainty in facts and figures. Although Callisto believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. As discussed in the Callisto Pharmaceuticals Annual Report on Form 10-K/A for the year ended December 31, 2005, and other periodic reports, as filed with the Securities and Exchange Commission, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that products that appeared promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that Callisto will not obtain approval to market its products, the risks associated with dependence upon key personnel and the need for additional financing.